                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                              MIKASA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
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     (4) Date Filed:
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
                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 28, 1997

                             ---------------------

To Our Stockholders:

    The Annual Meeting of Stockholders of Mikasa, Inc. (the "Company") will be held at the Hyatt Regency Long Beach, 200 South Pine Avenue, Long Beach, California 90802, on May 28, 1997, at 2:00 p.m. for the following purposes:

    1.  To elect three directors, each to serve a three-year term;

    2.  To approve an amendment to the Mikasa, Inc. Long-Term Incentive Plan;

    3. To ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants of the Company for the fiscal year ending December 31, 1997; and

    4. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

    The Board of Directors has fixed April 4, 1997 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

    WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE.

                                          By Order of the Board of Directors

                                          JOSEPH S. MUTO

                                          Secretary

Long Beach, California

April 29, 1997

                                  MIKASA, INC.

                           20633 SOUTH FORDYCE AVENUE

                          LONG BEACH, CALIFORNIA 90810

                                 (310) 886-3700

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

GENERAL

    The accompanying proxy is solicited by and on behalf of the Board of Directors of Mikasa, Inc. (the "Company") in connection with the Annual Meeting of Stockholders to be held at 2:00 p.m. on May 28, 1997, at the Hyatt Regency Long Beach, 200 South Pine Avenue, Long Beach, California 90802, and at any and all adjournments thereof.

    This Proxy Statement and accompanying proxy will first be mailed to stockholders on or about April 29, 1997. The costs of solicitation of proxies will be paid by the Company. In addition to soliciting proxies by mail, the Company's officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. The Company will reimburse brokers, banks, fiduciaries and other custodians and nominees holding Common Stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy materials to the beneficial owners of such Common Stock.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only stockholders of record of the Company's Common Stock as of April 4, 1997, will be entitled to vote at the Annual Meeting. On April 4, 1997, there were outstanding 18,359,195 shares of Common Stock, which constituted all of the outstanding voting securities of the Company. Each share of Common Stock is entitled to one vote on all matters to come before the Annual Meeting.

    Assuming a quorum is present, the affirmative vote of a plurality of the votes cast will be required for the election of directors and the affirmative vote of a majority of the votes cast will be required for the approval of Proposals 2 and 3 and to act on all other matters to come before the Annual Meeting. For purposes of determining the number of votes cast with respect to any voting proposal, the sum of votes cast and abstentions are included. Abstentions with respect to any proposal are counted as "shares present" and have the effect of a vote "against" such proposal as to which they are specified. Broker non-votes with respect to any proposal are not considered "shares present" and, therefore, have the effect of reducing the number of affirmative votes required to achieve a majority of the votes cast for such proposal.

REVOCABILITY OF PROXIES

    Proxies must be written, signed by the stockholder and returned to the Secretary of the Company. Any stockholder who signs and returns a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder attending the Annual Meeting in person may withdraw such stockholder's proxy and vote such stockholder's shares.

                                   DIRECTORS

    The Board of Directors is divided into three classes, with the terms of each class ending in successive years. Three directors are to be elected at the Annual Meeting, to hold office for a term of three years expiring at the third succeeding Annual Meeting. Certain information with respect to the nominees for election as directors at the Annual Meeting and the other directors whose terms of office will continue after the Annual Meeting is set forth below.

              NAME                                           PRINCIPAL OCCUPATION                                AGE
---------------------------------  ------------------------------------------------------------------------  -----------
NOMINEES FOR TERMS OF OFFICE EXPIRING IN THREE YEARS

ALFRED J. BLAKE                    Mr. Blake was named Chairman of the Board of the Company in December              59
                                   1993. From 1976 until August 1996, he served as Chief Executive Officer.
                                   He has served as a director since 1976, and was also the Company's
                                   President from 1976 until December 1993. Mr. Blake joined the Company in
                                   1965.

ROBERT H. HOTZ                     Mr. Hotz was elected a director of the Company in August 1994. Since              52
                                   1991, Mr. Hotz has been a Managing Director at Dillon, Read & Co. Inc.
                                   From 1968 to 1991, he was employed by Smith Barney Inc. where he last served as a Senior Executive Vice President. Mr. Hotz is also a director of Universal Health Services, Inc. and Dillon, Read & Co. Inc.

JOSEPH S. MUTO                     Mr. Muto has served as a director of the Company since 1985. He was               54
                                   appointed Secretary and General Counsel of the Company in September
                                   1994. Prior to joining the Company, Mr. Muto was a partner in the law firm of Kelley Drye & Warren LLP in Los Angeles, California.

DIRECTORS WHOSE TERMS OF OFFICE EXPIRE IN ONE YEAR

GEORGE T. ARATANI                  Mr. Aratani has served as Chairman Emeritus of the Board of Directors of          79
                                   the Company since December 1993. Prior to that time, he was Chairman of the Board. Mr. Aratani became Chief Executive Officer and a director of the Company in 1939 and served as Chief Executive Officer until 1976.

ANTHONY F. SANTARELLI              Mr. Santarelli has served as a director of the Company since December             54
                                   1993 and as Executive Vice President -- Operations since 1990. Mr.
                                   Santarelli joined the Company in 1970.

DIRECTORS WHOSE TERMS OF OFFICE EXPIRE IN TWO YEARS

RAYMOND B. DINGMAN                 Mr. Dingman was named Chief Executive Officer of the Company in August            51
                                   1996. He has also served as President, Chief Operating Officer and a director of the Company since December 1993. From December 1993 until
                                   May 1995, he was Chief Financial Officer of the Company. From 1990 until
                                   December 1993, he was Executive Vice President and Controller of the
                                   Company and, prior to 1990, he was Senior Vice President and Controller.
                                   Mr. Dingman has been with the Company since 1972.

              NAME                                           PRINCIPAL OCCUPATION                                AGE
---------------------------------  ------------------------------------------------------------------------  -----------
NORMAN R. HIGO                     Mr. Higo has served as a director of the Company since 1985. Mr. Higo             58
                                   retired from the Company as an officer effective November 1, 1995 and served as a consultant to the Company through February 1997. Mr. Higo had served as Executive Vice President and Treasurer since 1985, as
                                   President and Chief Operating Officer -- International Operations since
                                   December 1993, and as Secretary of the Company from 1985 until September
                                   1994. Mr. Higo joined the Company in 1971.

MICHAEL LAX                        Mr. Lax has served as a director since February 1995. Since 1965, he has          67
                                   been President of Michael Lax Associates, Inc., an industrial design firm. Mr. Lax's designs are included in the permanent collections of The
                                   Museum of Modern Art (New York City), The Musee des Arts Decoratifs de
                                   Montreal and the Denver Art Museum.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

    The Audit Committee is currently comprised of Messrs. Hotz and Lax. It is responsible for advising the Board of Directors in connection with the Company's annual audit and meeting with the Company's independent accountants to review the Company's internal controls and financial management practices. The Audit Committee held three meetings in 1996.

    The Compensation Committee, currently comprised of Messrs. Hotz and Lax, oversees the Company's executive officer compensation program, including the grant of bonuses and awards under the Mikasa, Inc. Long-Term Incentive Plan (the "Incentive Plan"), reviews the Company's retirement and employee benefit plans and administers the Company's Incentive Plan. The Compensation Committee held two meetings in 1996.

    The Board of Directors does not have a Nominating Committee.

    The Board of Directors held four meetings during 1996. None of the incumbent directors attended fewer than 75% of the Board meetings and committee meetings of which he was a member except that Mr. Blake did not attend two directors meetings in August 1996. The Board of Directors has an Executive Committee which is comprised of Messrs. Blake, Dingman and Santarelli. The members of the Executive Committee confer on a regular basis between meetings of the Board of Directors with respect to major policy and significant business and operational decisions with respect to the Company.

DIRECTORS' COMPENSATION

    Non-employee directors receive $15,000 annually, payable quarterly, as compensation for serving on the Board of Directors, plus $500 for each Board meeting attended and $500 for each Committee meeting attended held other than in conjunction with a regular Board meeting. Non-employee directors are reimbursed for their reasonable expenses incurred in attending meetings. Eligible non-employee directors participate in the Non-Employee Directors Stock Option Plan (the "Directors Plan") which provides for automatic grants of options to non-employee directors. Former employees are not eligible to participate in the Directors Plan. Under the Directors Plan, each eligible non-employee director who has been elected or who is continuing as a member of the Board of Directors is granted an option to purchase 2,500 shares of the Company's Common Stock on the date of each Annual Meeting of the Company's stockholders. Options are granted at 100% of the fair market value of the Company's Common Stock on the grant date and have a term of ten years. Option grants vest 50% on the first anniversary of the grant date and in full on the second anniversary of the grant date. Messrs. Hotz and Lax were the only Directors eligible to participate in the Directors Plan in 1996.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth the compensation of the Chief Executive Officer at year end, the former Chief Executive Officer and each of the two other executive officers (the "Named Executive Officers") for each of the last three years.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                  COMPENSATION AWARDS
                                                            ANNUAL COMPENSATION   -------------------
                                                                                      SECURITIES          ALL OTHER
                                                            --------------------  UNDERLYING OPTIONS    COMPENSATION
NAME AND PRINCIPAL POSITION                        YEAR     SALARY($)  BONUS($)           (#)              ($)(1)
-----------------------------------------------  ---------  ---------  ---------  -------------------  ---------------
Raymond B. Dingman(2) .........................  1996 1995    318,000    220,000  300,000 47,500 0      2,375 2,310
 Chief Executive Officer, President and Chief         1994    318,000    225,000                              2,310
 Operating Officer                                            305,000    210,000

Alfred J. Blake(2) ............................  1996 1995    397,630    220,000          50,000                  0
 Chairman of the Board and Former Chief               1994    454,700    245,000          47,500                  0
 Executive Officer                                            438,324    230,000               0                  0

Anthony F. Santarelli .........................  1996 1995    231,440    195,000   50,000 40,000                  0
 Executive Vice President -- Operations               1994    231,440    200,000               0                  0
                                                              222,540    170,000                                  0

Brenda W. Flores(3) ...........................  1996 1995    107,000     70,000   20,000 12,500        2,210 1,875
 Vice President and Chief Financial Officer                   100,400     70,000

-------------

(1) Represents Company contributions to the accounts of the specified executive officers under the Company's 401(k) Plan.

(2) Mr. Dingman was named Chief Executive Officer effective August 6, 1996.

(3) Brenda W. Flores has been the Chief Financial Officer of the Company since May 1995.

    The following table sets forth grants of stock options during the fiscal year ended December 31, 1996 to the Named Executive Officers. No stock appreciation rights were granted to, and no stock options were exercised by, any Named Executive Officers during fiscal 1996.

                       OPTION GRANTS FOR FISCAL YEAR 1996

                                                        INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE VALUE
                                      ------------------------------------------------------  AT ASSUMED ANNUAL RATES OF
                                                     % OF TOTAL      PER SHARE                 STOCK PRICE APPRECIATION
                                                    OPTION GRANTS    EXERCISE                    FOR OPTION TERM (2)
                                        OPTIONS    TO EMPLOYEES IN     PRICE     EXPIRATION   --------------------------
                                      GRANTED (1)    FISCAL 1996      ($/SH)        DATE         5% ($)       10% ($)
                                      -----------  ---------------  -----------  -----------  ------------  ------------
Raymond B. Dingman..................     175,000          30.49%     $  10.375      9/23/06   $  1,141,837  $  2,893,639
                                         125,000          21.78         10.375     12/18/06        489,359     1,240,131
Alfred J. Blake.....................      50,000           8.71         10.375     12/18/06        326,239       826,754
Anthony F. Santarelli...............      50,000           8.71         10.375     12/18/06        326,239       826,714
Brenda W. Flores....................      20,000           3.48         10.375     12/18/06        114,836       291,017

-------------

(1) These options were granted under the Company's Incentive Plan with ten year terms. Options vest at the rate of 50% one year from the date of grant and the remaining 50% two years from the date of grant.

(2) Potential realizable value is based on the assumption that the Common Stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised (if the executive were to sell the shares on the date of exercise); there is no assurance that the value realized will be at or near the potential realizable value as calculated in this table.

DEFINED BENEFIT PENSION PLAN

    The following table shows the estimated annual retirement benefits that would be payable under the Company's Defined Benefit Pension Plan, assuming retirement at age 65.

                               PENSION PLAN TABLE

                                                                 YEARS OF CREDITED SERVICE
COMPENSATION                                       -----------------------------------------------------
EARNINGS IN ALL YEARS                                 15         20         25         30         35
-------------------------------------------------  ---------  ---------  ---------  ---------  ---------
$235,840.........................................  $  84,290  $  85,996  $  87,019  $  87,702  $  88,189
 225,000.........................................     80,843     82,333     83,227     83,824     84,250
 200,000.........................................     72,893     73,886     74,482     74,880     75,164
 175,000.........................................     64,943     65,440     65,737     65,936     66,078
 150,000.........................................     56,993     56,993     56,993     56,993     56,993
 125,000.........................................     47,055     47,055     47,055     47,055     47,055

    Compensation covered by the Company's Defined Benefit Pension Plan includes the employee's base salary and annual bonus, if any, which is the same as the compensation disclosed on the Salary and Bonus columns of the Summary Compensation Table, subject to the limitation on maximum compensation which may be considered in computing benefits under qualified pension plans as set by the Internal Revenue Service each year. The above table takes into account the effect of the drop in maximum allowable compensation from $235,840 in 1993 to $150,000 in 1994 and a rounded cost of living adjustment thereafter. The maximum allowable compensation for the 1997 plan year is $160,000. Benefits are determined on the basis of a participant's years of service and compensation during the employee's highest compensated five consecutive years of employment. The benefits in the table are computed on a straight-life annuity basis, assuming retirement at age 65, and are subject to an offset for Social Security benefits. As of December 31, 1996, Mr. Blake was credited with 28 years of service, Mr. Dingman was credited with 23 years of service, Mr. Santarelli was credited with 25 years of service and Ms. Flores was credited with 10 years of service. The covered compensation of all of the Named Executive Officers is presently at the Internal Revenue Service limitation described above.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    During 1996, the Compensation Committee, which is currently comprised of Messrs. Hotz and Lax, made compensation decisions for the Company's executive officers. The policy of the Committee is that the compensation programs for executive officers should be effective to attract and retain key executives responsible for the success of the Company and should be administered for the long-term interests of the Company and its stockholders. The Company endeavors to align total compensation for senior executives with Company performance.

    The Committee considers various indicators of corporate and individual performance in determining compensation for executive officers. Corporate factors include revenues, net income and cash flow. The Committee also evaluates executive officer compensation in light of information received from consultants regarding executive salary levels paid by selected competitors and other available information regarding industry compensation practices that is available to the Committee. However, the Committee does not target a specific company or compensation percentile range within the peer group. The Committee's overall determinations are subjective; it does not apply any specific formula in making compensation decisions.

    BASE SALARY. The Committee continued in effect for 1996 established annual base salary levels which had been in place in 1995 with the exception of the adjustment in Mr. Blake's compensation discussed below.

    ANNUAL BONUS. Executive officers, including the Chief Executive Officer, and other management personnel are eligible to receive an annual bonus. The bonus pool for 1996 benefitted approximately 70 participants within the management of the Company. In late 1996, the Chief Executive Officer made recommendations to the Committee regarding the size of the bonus pool and individual bonuses for the year for all executive officers except himself. Bonus recommendations for executive officers were generally at or below bonus levels paid in 1995 in recognition that the Company's earnings performance was below that of 1995. The Committee determined the size of the 1996 bonus pool based on its review of the Company's overall performance during 1996, including the fact that revenue and cash flow from operations were up from 1995 while earnings were down. The Committee awarded individual bonuses based upon a consideration of its general compensation policies and criteria, as explained above, and its subjective judgment with respect to the performance of the Company during the relevant period and the performance of the participant in relation to the level of responsibility of the participant.

    LONG-TERM INCENTIVE AWARDS. The Company's Long-Term Incentive Plan (the "Incentive Plan") permits awards to eligible employees of incentive stock options, non-qualified stock options, stock appreciation rights and other stock awards. The Board of Directors believes that the Incentive Plan encourages key personnel of the Company to increase their interest in the Company's long-term success, thus better linking employee and stockholder interests, and motivates executive officers to make long-term decisions which are in the best interest of the Company and that will, over the long run, generate the best return to stockholders. See "Company Proposals -- Proposal 2 -- Approval of Amendment to the Mikasa, Inc. Long-Term Incentive Plan." In September and December, 1996, the Committee granted stock option awards to executive officers pursuant to the Incentive Plan for their performance during 1996. The grants were based upon the Committee's consideration of its general compensation policies and criteria, as explained above, and its subjective judgment with respect to the performance of the Company during the relevant period and the performance of the participant in relation to the level of responsibility of the participant. The Compensation Committee also considered existing stock holdings of individual executive officers when making such grants.

    CHIEF EXECUTIVE OFFICERS' COMPENSATION. The Committee maintained Mr. Dingman's base salary in 1996 at 1995 levels and reduced his bonus from 1995 levels. The Committee took into consideration the fact that Mr. Dingman assumed substantially increased responsibility midway through the year and that the bonus was justified despite earnings which were below plan. In light of increased responsibilities associated with his election as Chief Executive Officer in August 1996, in December 1996, Mr. Dingman's base salary for 1997 was increased to $356,730.

    In August 1996, the Committee approved the reduction in Mr. Blake's annual base salary level from $400,000 to $320,000 in conjunction with his resignation from the position of Chief Executive Officer and the resulting reduction in his duties. The Committee determined that a bonus for 1996 below 1995 levels was appropriate due to Mr. Blake's reduced level of responsibility and earnings that were below results for 1995.

    During the year, the Committee elected to award Mr. Dingman options to purchase 300,000 shares of Common Stock of which options with respect to 250,000 shares were awarded in connection with the increase in Mr. Dingman's duties as he assumed the position of Chief Executive Officer in August, 1996. The Committee concluded that a substantial portion of Mr. Dingman's compensation should be dependent upon an increase in shareholder value over the current levels and that the Board of Directors looked to Mr. Dingman for leadership in achieving such increase. An award of options to purchase an additional 50,000 shares was made with respect to performance in 1996. An award of options with respect to 50,000 shares was made to Mr. Blake in recognition of contributions made in 1996.

    The factors considered by the Committee in making these compensation decisions with respect to 1996 included (i) a growth in revenues over the prior year, (ii) the achievement of a record level of cash generated by operating activity, (iii) the substantial increase in the number of Company-owned stores under management, (iv) the successful implementation of the inventory reduction program, and (v) progress on the planned opening of a new distribution center. The Committee also considered disappointing results in retail accounts and stock price performance in evaluating the appropriate levels of compensation.

    POLICY WITH RESPECT TO INTERNAL REVENUE CODE SECTION 162(M). In 1993, the Internal Revenue Code of 1986 (the "Code") was amended to add Section 162(m).
Section 162(m), and the regulations thereunder, place a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to certain of the Company's most highly compensated officers. Section 162(m) does not, however, disallow a deduction for qualified "performance-based compensation," the material terms of which are disclosed to and approved by stockholders. Awards pursuant to the Company's Long-Term Incentive Plan generally qualify as "performance-based compensation" with the exception that a portion of the stock options granted in 1996 to Mr. Dingman may not so qualify due to the fact that they exceeded the stockholder approved individual recipient grant limits in effect at the time the grants were made. To avoid the potential for future non-qualifying grants, the Board is seeking stockholder approval of an increase in individual grant limits at the Annual Meeting. The Board of Directors plans to take such actions in the future to minimize the loss of tax deductions related to compensation as they deem necessary and appropriate in light of specific compensation objectives.

                                          Robert H. Hotz

                                          Michael Lax

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. Mr. Hotz is a Managing Director and a Director of Dillon, Read & Co. Inc., which investment banking firm acted as financial adviser to the Company in 1996.

                              CERTAIN TRANSACTIONS

    Pursuant to that certain Stock Purchase Agreement between the Company and Mr. Blake, dated August 6, 1996 (the "Purchase Agreement"), the Company purchased 2,234,637 of Mr. Blake's shares at a cash purchase price of $8.95 per share (7% less than the closing price of the Company's Common Stock on the New York Stock Exchange on August 6, 1996). The Purchase Agreement contains the Company's agreement to have the Board nominate Mr. Blake for election to the Board at the conclusion of each term served by Mr. Blake so long as Mr. Blake beneficially owns at least 5% of the Common Stock of the Company. The Purchase Agreement also grants Mr. Blake incidental registration ("piggyback") rights, providing that if the Company determines to register any of its shares (with certain exceptions), Mr. Blake will have the opportunity to elect to have all or part of his shares included in such registration at the Company's expense, with certain limitations. On August 6, 1996, the Board of Directors of the Company commenced a tender offer to its public stockholders to purchase its Common Stock in an aggregate dollar amount equal to the aggregate dollar amount paid for Mr. Blake's shares. Under the tender offer, which concluded on September 6, 1996, the Company purchased 1,686,658 shares of Common Stock from its stockholders for $11.25 per share, for an aggregate purchase price of approximately $18,974,900.

    The Company also entered into an Employment and Consulting Agreement dated August 6, 1996, with Mr. Blake (the "Employment Agreement") in connection with the Purchase Agreement. Under the Employment Agreement, Mr. Blake agreed to serve as Chairman of the Board for a two-year period at an annual base salary of $312,000 plus benefits and executive perquisites consistent with Company policy, subject to upward adjustments. After such two-year period, Mr. Blake would serve as a consultant for six years for an annual payment of $200,000 and that during and for two years after such consulting period, Mr. Blake would not compete with the Company in any country where the Company does significant business.

    Mr. Blake and Mr. Santarelli are the partners of Main Street Associates, a general partnership. The Company leases from Main Street Associates its factory store premises located at 93-95 Main Street, Flemington, New Jersey. The lease currently provides for annual lease payments in the amount of $144,998 and has a term of ten years expiring in August 1999 with no renewal options. The lease is upon terms which management believes were comparable to those prevailing in arms-length transactions for similar leases at the time of its execution. Mr. Santarelli was not a director of the Company at the time this lease was approved.

                            STOCK PERFORMANCE GRAPH

    The graph below compares the cumulative total return on the Company's Common Stock from May 25, 1994, when the Company went public, to December 31, 1996, with the Standard & Poor's 500 Composite Stock Price Index and a peer group index.(1) The graph assumes a $100 investment at the beginning of the period and the reinvestment of all dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             MIKASA INC.    S&P 500 INDEX    PEER GROUP
25-May-94         $100.00          $100.00       $100.00
Jun-94             105.36            97.59        101.99
Sep-94             116.97           102.36        105.92
Dec-94             116.97           102.34        102.75
Mar-95             122.33           112.28        107.72
Jun-95             106.26           122.96        103.38
Sep-95             103.58           132.70        107.85
Dec-95              96.43           140.66        112.34
Mar-96              84.83           148.21        125.14
Jun-96              78.57           154.86        140.16
Sep-96              75.90           159.65        140.03
Dec-96              73.22           172.96        144.48

-------------

(1) The peer group index is comprised of Bed Bath & Beyond, The Bombay Company, Inc., General Housewares Corporation, Lechters, Inc., Libbey Glass Inc., Lifetime Hoan Corporation, Newell Company, Oneida Ltd., Pier 1 Imports, Inc., Waterford Wedgwood plc. (ADR) and Williams-Sonoma, Inc.

                               COMPANY PROPOSALS

    The following proposals will be submitted for stockholder consideration and voting at the Annual Meeting.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The following persons are nominated for election as directors, to hold office for a term of three years expiring at the third succeeding Annual
Meeting:

                                Alfred J. Blake

                                  Robert Hotz

                                 Joseph S. Muto

    The nominees listed above are current members of the Board of Directors. All proxies received by the Board of Directors will be voted for the nominees if no directions to the contrary are given. In the event that the nominees are unable or decline to serve, an event that is not anticipated, the proxies will be voted for the election of nominees designated by the Board of Directors, or if none are so designated, will be voted according to the judgment of the person or persons voting the proxy.

VOTE REQUIRED

    The three nominees receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES.

                                   PROPOSAL 2
                   APPROVAL OF AMENDMENT TO THE MIKASA, INC.
                            LONG-TERM INCENTIVE PLAN

    On March 17, 1994, the Board of Directors adopted, and the Company's stockholders approved, the Incentive Plan. In December, 1996, the Board amended the Incentive Plan to increase the maximum number of shares that can be granted to persons eligible to participate in the Incentive Plan from 10% to 25% of the total number of shares authorized for issuance under the Incentive Plan. The Board believes that the amendment is important to enable the Company to continue to attract and retain key employees. In 1996, following amendment of the individual grant limit by the Board of Directors, the Committee granted options to Mr. Dingman which exceeded the stockholder approved grant limit. The Board is placing the amendment before the stockholders for approval so that future grants under the Incentive Plan, as amended and approved by the stockholders, will qualify as "performance-based compensation" under Section 162(m) of the Code. See below for a description of the material features of the Incentive Plan. If the amendment is not approved, the grant limit for all future grants will remain at 10%.

    The full text of the Long-Term Incentive Plan Amended and Restated as of December 18, 1996 is attached to this Proxy Statement as Exhibit A. Principal features are described below, but such description is qualified in its entirety by reference to the text.

    The Board recommends that stockholders vote for approval of the amendment to the Incentive Plan. Proxies solicited by the Board will be voted in favor of approval unless stockholders specify otherwise in such proxies.

DESCRIPTION OF THE MIKASA, INC. LONG-TERM INCENTIVE PLAN AMENDED
  AND RESTATED AS OF DECEMBER 18, 1996

    GENERAL. The purposes of the Incentive Plan are (i) to advance the interests of the Company and its stockholders by providing incentives and rewards to those employees and consultants who are in a position to contribute to the long-term growth and profitability of the Company, (ii) to assist the Company in attracting, retaining and motivating highly qualified employees and consultants for the successful conduct of its business and (iii) to make the Company's compensation program competitive with those of other major employers.

    ELIGIBILITY. The Incentive Plan provides for the grant of stock options, including incentive stock options ("ISOs") and non-qualified stock options ("NQSOs"), stock appreciation rights ("SARs") and Restricted Stock (as defined in the Incentive Plan) to those employees of the Company selected by the compensation committee who serve in managerial, administrative or professional positions.

    Approximately 100 employees are eligible to receive awards under the Incentive Plan. As of the end of the 1996 fiscal year, option awards had been granted under the Incentive Plan to the following directors and executive officers: Alfred J. Blake -- 97,500 options; Raymond B. Dingman -- 347,500 options; Norman R. Higo -- 10,000 options; Anthony F. Santarelli -- 90,000 options; Brenda W. Flores --37,500 options; Joseph S. Muto -- 25,000 options; Robert Hotz -- 5,000 options; and Michael Lax -- 5,000 options. All employees (including current officers who are not executive officers) as a group had received options to purchase 443,500 shares. No award may be granted under the Incentive Plan after December 31, 1999. The number of shares of Common Stock available for issuance under the Incentive Plan may not exceed 2,225,000 and (assuming stockholder approval of the amendment) no participant may be granted, in the aggregate, awards which would result in such participant receiving more than 25% of the total number of shares available for issuance thereunder. The closing price of the Company's Common Stock on March 5, 1997, as reported on the New York Stock Exchange, was $11.25 per share.

    ADMINISTRATION. The Plan is administered by a committee composed of two or more non-employee directors. The committee authorizes awards to eligible participants, specifies the terms and conditions of such awards, establishes administrative regulations and takes any other action necessary to interpret, construe or implement properly the Incentive Plan. The committee may delegate to the Chief Executive Officer of the Company the right to allocate awards to employees who are not subject to Section 16 of the Securities Exchange Act of 1934.

  TYPES OF AWARDS UNDER THE PLAN

    STOCK OPTIONS. Stock options, including ISOs and NQSOs, may be granted by the committee on such terms, including vesting and payment terms, as it deems appropriate in its discretion, provided that no option shall be exercisable prior to one year following the date of grant, no option may be exercised later than ten years after the date of grant and the purchase price may not be less than the closing price of the Common Stock as listed on the New York Stock Exchange Composite Transactions ("fair market value") on the date of grant. ISOs shall not be granted to a participant who owns more than 10% of the total combined voting power of the Company at the time of grant unless the exercise price is 110% of fair market value and the option is not exercisable after five years from the date of grant. The aggregate fair market value, determined at the time of grant, of shares first exercisable under ISOs by a participant during a calendar year may not exceed $100,000. An option may not be transferred other than by will or the laws of descent and distribution and, during the lifetime of the optionee, may only be exercised by such optionee. Under certain circumstances, the committee may in its discretion accelerate the vesting of options or, after an optionee's termination from employment, extend the time during which options may be exercisable, but in no event may an option be exercised after the expiration date of the option. Payment for the shares received on exercise of an option must be in cash or Company stock or in a combination thereof.

    SARS. Participants who are awarded stock options may also be awarded SARs related to part or all of the option shares. The SAR is exercisable and transferable on the same terms as the related stock option. Upon exercise of a stock option, the SARs relating to the shares covered by such exercise shall terminate, and vice versa. Upon exercise of the SAR, the participant will receive, at the discretion of the committee, cash, Common Stock or Restricted Stock, or a combination thereof, in the amount of the excess of the Market Price (as defined in the Incentive Plan) over the exercise price. The committee in its discretion may revoke any unexercised SAR without compensation to the participant, but such revocation will not affect any related stock option. The Incentive Plan provides that in the event of a Change in Control (as defined in the Incentive Plan), the exercisability of options and related SARs may be accelerated and the form of payment for such SARs may be revised.

    RESTRICTED STOCK. The committee, in its discretion, may make a grant of Restricted Stock to a participant on such terms as the committee shall determine. In addition, the committee may authorize a cash payment to a participant to satisfy tax obligations arising out of receipt of the Restricted Stock.

  FEDERAL INCOME TAX CONSEQUENCES

    Under current Internal Revenue Service Regulations, the federal income tax consequences of awards granted under the Plan are summarized as follows:

    The grant of a stock option or SAR will create no tax consequences for the participant or the Company. The participant will have no taxable income upon exercising an ISO (except that the alternative minimum tax provisions of the Internal Revenue Regulations may apply), and the Company will not receive a deduction when the ISO is exercised. If the participant does not dispose of the shares acquired on exercise of an ISO within the two-year period beginning on the day after the grant of the ISO or within one year after the transfer of the shares to the participant, the gain or loss on a subsequent sale will be a capital gain or loss to the participant. If the participant disposes of the shares within the two-year or one-year periods described above, the participant generally will realize ordinary income and the Company will be entitled to a corresponding deduction. Upon exercise of a SAR or an NQSO, the participant must recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the stock on the exercise date. The Company will receive a corresponding deduction for the same amount.

    With respect to Restricted Stock Awards granted under the Incentive Plan, the participant must recognize ordinary income in an amount equal to the fair market value of the shares received at such time that the shares become transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier.

    The tax treatment upon disposition of shares acquired under the Incentive Plan depends on how long the shares have been held. In the case of shares acquired through exercise of an option, the tax treatment will also depend on whether or not the shares were acquired by exercising an ISO. There will be no tax consequences to the Company upon the disposition of shares acquired under the Incentive Plan except that the Company may receive a deduction in the case of disposition of shares acquired under an ISO before the applicable ISO holding period has been satisfied.

    The Company believes that upon stockholder approval, compensation received upon the exercise of stock options thereafter granted under the Incentive Plan will qualify as "performance-based compensation" and that the compensation element related to such exercise will, therefore, be deductible under Section 162(m) of the Code.

VOTE REQUIRED

    The affirmative vote of a majority of the shares of Common Stock voting at the Annual Meeting is required to approve the amendment to the Incentive Plan. In the event the amendment is not approved, future grants, if any, would be subject to the 10% limit on the number of shares which could be granted to an individual. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 2.

                                   PROPOSAL 3
                        RATIFICATION OF THE SELECTION OF
                            INDEPENDENT ACCOUNTANTS

    The Company's Board of Directors has selected Coopers & Lybrand L.L.P. as the Company's independent accountants for the fiscal year ending December 31, 1997. Although the appointment of Coopers & Lybrand L.L.P. is not required to be submitted to a vote of the stockholders, the Board of Directors believes it appropriate as a matter of policy to request that the stockholders ratify the appointment for the current fiscal year. In the event a majority of the votes cast at the meeting are not voted in favor of the appointment, the Board of Directors will reconsider its selection. Proxies solicited by the Board will be voted in favor of the appointment unless stockholders specify otherwise in such proxies.

    A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative so desires and to respond to appropriate questions.

VOTE REQUIRED

    The affirmative vote of a majority of the shares of Common Stock voting at the Annual Meeting is required to ratify the selection of Coopers & Lybrand L.L.P. as independent accountants. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 3.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information as of March 5, 1997, with respect to Common Stock of the Company beneficially owned (as defined by applicable rules for proxy statement reporting purposes) by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director and director nominee of the Company, (iii) each Named Executive Officer, and (iv) all directors and executive officers of the Company as a group. Except as noted below, and subject to applicable community property and similar laws, each stockholder has sole voting and investment powers with respect to the shares shown.

                                                                          NUMBER OF         PERCENT OF
                                                                          SHARES OF      SHARES OF COMMON
NAME                                                                   COMMON STOCK(5)        STOCK
---------------------------------------------------------------------  ----------------  ----------------
Alfred J. Blake(1)...................................................       3,991,353           21.3%
George T. Aratani(1)(2)..............................................       2,488,469           13.3
Norman R. Higo(1)(3).................................................       1,969,084           10.5
Anthony F. Santarelli(1).............................................       1,629,038            8.7
Raymond B. Dingman(1)(4).............................................       1,372,037            7.3
Tadao Yamada(1)......................................................       1,272,463            6.9
Brenda W. Flores.....................................................          68,396           *
Joseph S. Muto.......................................................           5,565           *
Robert H. Hotz.......................................................           7,250           *
Michael Lax..........................................................           1,250           *
All directors and executive officers as a group (9 persons)..........      11,532,442           61.6%

-------------

 *  Less than one percent.

(1) The address for Messrs. Blake, Aratani and Higo is 20633 South Fordyce Avenue, Long Beach, California, 90810. The address for Messrs. Dingman, Santarelli and Yamada is One Mikasa Drive, Secaucus, New Jersey, 07094.

(2) Includes shares held in a trust as to which Mr. Aratani and his wife are trustees.

(3) Includes shares held in a trust as to which Mr. Higo and his wife are trustees.

(4) Includes shares held in a trust as to which Mr. Dingman is the trustee, and shares held in another trust as to which Mr. Dingman and his wife are trustees.

(5) Includes options exercisable within 60 days as follows: A.J. Blake -- 35,000 shares; N. R. Higo -- 10,000 shares; A. F. Santarelli -- 27,500 shares; R.
    B. Dingman -- 35,000 shares; B. W. Flores -- 13,750 shares; J. S. Muto -- 2,500 shares; R. H. Hotz -- 1,250 shares; Michael Lax -- 1,250 shares; and all directors and executive officers as a group -- 126,250 shares.

                         COMPLIANCE WITH SECTION 16(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock of the Company. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all of its officers and directors and greater than ten percent beneficial owners complied with all
Section 16(a) filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 1996.

                     STOCKHOLDER PROPOSALS AND NOMINATIONS

    Any stockholder intending to submit to the Company a proposal for inclusion in the Company's Proxy Statement and proxy for the 1998 Annual Meeting must submit such proposal so that it is received by the Company no later than December 25, 1997. Stockholder proposals should be submitted to the Secretary of the Company. No stockholder proposals were received for inclusion in this proxy statement.

    Pursuant to the Company's Bylaws, no business proposal will be considered properly brought before the next annual meeting by a stockholder, and no nomination for the election of directors will be considered properly made at the next annual meeting by a stockholder, unless notice thereof, which contains certain information required by the Bylaws, is provided to the Company no later than 60 days prior to the date of the next annual meeting.

                                 OTHER MATTERS

    While the Notice of Annual Meeting of Stockholders calls for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented for action by the stockholders other than as set forth above. The enclosed proxy gives discretionary authority to the proxyholders with respect to other business that may properly come before the meeting.

                         ANNUAL REPORT TO STOCKHOLDERS

    The Company's Annual Report for the year ended December 31, 1996 is being mailed to stockholders together with this Proxy Statement.

    THE COMPANY WILL SEND TO STOCKHOLDERS UPON WRITTEN REQUEST, WITHOUT CHARGE, A COPY OF THE COMPANY'S 1996 ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS FOR A COPY SHOULD BE DIRECTED TO THE SECRETARY, MIKASA, INC., 20633 SOUTH FORDYCE AVENUE, LONG BEACH, CALIFORNIA 90810.

    STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors

                                          JOSEPH S. MUTO
                                          Secretary

Long Beach, California
April 29, 1997

                                                                       EXHIBIT A

                     MIKASA, INC. LONG-TERM INCENTIVE PLAN
                 (AMENDED AND RESTATED AS OF DECEMBER 18, 1996)

    SECTION 1: PURPOSE. The purpose of the Mikasa, Inc. Long-Term Incentive Plan is to (a) advance the interests of the Corporation and its stockholders by providing incentives and rewards to those Employees who are in a position to contribute to the long-term growth and profitability of the Corporation; (b) assist the Corporation and its subsidiaries and affiliates in attracting, retaining, and motivating highly qualified Employees for the successful conduct of their business; and (c) make the Corporation's compensation program competitive with those of other major employers.

    SECTION 2:  DEFINITIONS.

    2.1 "Award" means any one or more or combination of the following: (i) Incentive Stock Options, (ii) Non-Qualified Stock Options, (iii) stock appreciation rights and (iv) grants of Restricted Stocks.

    2.2 "Board" means the Board of Directors of the Corporation.

    2.3 A "Change in Control of the Corporation" shall be deemed to occur in the event that any of the following circumstances have occurred and the Committee determines in its sole discretion that the occurrence of any of the following circumstances represents a Change in Control of the Corporation for the purposes of any or all of the provisions of this Plan:

        (i) if a change in control of the Corporation would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K as in effect on the date hereof, pursuant to Sections 13 or 15(d) of the Exchange Act, whether or not the Corporation is then subject to such reporting requirement;

        (ii) any "person" or "group" within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act (x) becomes the "beneficial owner", as defined in Rule 13d-3 under the Exchange Act, of more than 20% of the then outstanding voting securities of the Corporation, otherwise than through a transaction or transactions arranged by, or consummated with the prior approval of, the Board or (y) acquires by proxy or otherwise the right to vote for the election of directors, for any merger or consolidation of the Corporation or for any other matter or question, more than 20% of the then outstanding voting securities of the Corporation, otherwise than through an arrangement or arrangements consummated with the prior approval of the Board;

       (iii) if during any period of twenty-four consecutive months (not including any period prior to the adoption of this section), Present Directors and/or New Directors cease for any reason to constitute a majority of the Board. For purposes of this subsection (iii), "Present Directors" shall mean individuals who at the beginning of such consecutive twenty-four month period were members of the Board and "New Directors" shall mean any director whose election by the Board or whose nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were Present Directors or New Directors; or

        (iv) any "person" or "group" within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act that is the "beneficial owner" as defined in Rule 13d-3 under the Exchange Act of 20% or more of the then outstanding voting securities of the Corporation commences soliciting proxies.

    2.4 "Code" means the Internal Revenue Code of 1986, as amended.

    2.5 "Committee" means the committee to be appointed by the Board to consist of two or more non-Employee members of the Board.

    2.6 "Corporation" means Mikasa, Inc., a Delaware corporation.

    2.7 "Disability" means permanent and total disability as defined in Section 22(e)(3) of the Code.

    2.8 "Employee" means all employees of the Corporation or of a subsidiary or affiliate of the Corporation participating in the Plan, including officers of the Corporation, as well as officers of the Corporation who are also directors of the Corporation. However, an individual who is a member of the Committee shall not be an "employee" for purposes of this Plan.

    2.9 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    2.10 "Incentive Stock Option" means any stock option granted pursuant to this Plan which is designated as such by the Committee and which complies with
Section 422 of the Code.

    2.11 "Market Price" is the mean of the high and low prices of the common stock of the Corporation as reported in the New York Stock Exchange-Composite Transactions on the date the Stock Option Award or stock appreciation right is exercised (or on the next preceding day such stock was traded on a stock exchange included in the New York Stock Exchange-Composite Transactions if it was not traded on any such exchange on the date the Stock Option Award or stock appreciation right is exercised). Notwithstanding the foregoing, if a stock appreciation right is exercised during the 60-day period commencing on the date of a Change in Control of the Corporation (as determined by the Committee), the Market Price for purposes of determining the stock appreciation shall be the highest of (1) the market price of the common stock of the Corporation, as determined under the preceding sentence; (2) the highest market price of a share of the common stock of the Corporation during the period commencing on the ninetieth day preceding the date of exercise of the stock appreciation right and ending on the date of exercise of the stock appreciation right; (3) the highest price per share of common stock of the Corporation shown on Schedule 13D or an amendment thereto filed pursuant to Section 13(d) of the Exchange Act by any person holding 20% of the combined voting power of the Corporation's then outstanding voting securities; or (4) the highest price paid or to be paid per share of common stock of the Corporation pursuant to a tender or exchange offer as determined by the Committee.

    2.12 "Non-Qualified Stock Option" means any Stock Option Award granted pursuant to this Plan which is not an Incentive Stock Option.

    2.13 "Participants" in the Plan shall be those selected to participate in the Plan by the Committee who are Employees serving in a managerial, administrative, or professional position or any consultant or advisor engaged by the Corporation who renders bona fide services to the Corporation in connection with its business, provided that such services are not in connection with the offer or sales of securities in a capital raising transaction.

    2.14 "Plan" means the Long-Term Incentive Plan of the Corporation.

    2.15 "Restricted Stock" means common stock of the Corporation subject to restrictions on the transfer of such stock, conditions of forfeitability of such stock, or any other limitations or restrictions as determined by the Committee.

    2.16 "Stock Appreciation" shall be based on the excess of the Market Price of the Corporation's common stock over the option price of the related option stock.

    2.17 "Stock Option Awards" are such options referred to in Section 5.1.

    2.18 "Termination Date" means the date an optionee ceases to be employed by the Corporation, its subsidiaries or affiliates.

    SECTION 3: ADMINISTRATION. The Plan shall be administered and interpreted by the Committee. Members of the Committee are not eligible to participate in the Plan and no member may have received a discretionary benefit from a plan of the Corporation, a subsidiary or an affiliate within one year prior to serving on the Committee. All decisions and acts of the Committee shall be final and binding upon all Participants. The Committee shall: (i) determine the number and types of Awards to be made under the

Plan; (ii) select the Awards to be made to Participants; (iii) set the option price, the number of Stock Option Awards to be awarded, and the number of shares to be awarded out of the total number of shares available for Awards; (iv) delegate to the Chief Executive Officer of the Corporation the right to allocate Awards among Employees who are not officers or directors of the Corporation within the meaning of the Exchange Act, any such delegation to be subject to such terms and conditions as the Committee in its discretion shall determine;
(v) establish administrative regulations to further the purpose of the Plan;
(vi) determine for any or all of the purposes of this Plan if a Change in Control of the Corporation has occurred; and (vii) take any other action desirable or necessary to interpret, construe or implement properly the provisions of the Plan.

    SECTION 4:  AWARDS.

    4.1 Award Agreements. All Awards shall be made pursuant to Award agreements between the Participant and the Corporation. The agreements shall be in such form as the Committee approves from time to time.

    4.2 Maximum Amount Available. The total number of shares of common stock (including Restricted Stock, if any) optioned or granted under this Plan during the term of the Plan shall not exceed 2,225,000 shares. No Participant may be granted, in the aggregate, Awards which would result in the Participant receiving more than 25% of the maximum number of shares available for grant under the Plan. Solely for the purpose of computing the total number of shares of stock optioned or granted under this Plan, there shall be counted any shares which have been forfeited and any shares covered by a Stock Option Award which, prior to such computation, has terminated in accordance with its terms or has been canceled by the Participant or the Corporation.

    4.3 Adjustment in the Event of Recapitalization, etc. In the event of any change in the outstanding shares of the Corporation by reason of any stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change or in the event of any special distribution to the stockholders, the Committee shall make such equitable adjustments in the number of shares and prices per share applicable to Stock Option Awards then outstanding and in the number of shares which are available thereafter for Stock Option Awards or other Awards, both under the Plan as a whole and with respect to individuals, as the Committee determines are necessary and appropriate. Any such adjustment shall be conclusive and binding for all purposes of the Plan.

    SECTION 5:  STOCK OPTION AWARDS.

    5.1 Types. The Corporation may grant Stock Option Awards to purchase common stock or Restricted Stock of the Corporation to such Participants as the Committee, or the Chief Executive Officer of the Corporation, if the Committee in its discretion delegates the right to allocate Awards pursuant to Section 3, authorizes and under such terms as the Committee establishes. The Committee shall determine with respect to each Stock Option Award and designate in the grant whether a Participant is to receive an Incentive Stock Option or a Non-Qualified Stock Option.

    5.2 Price. The option price of each share of common stock subject to a Stock Option Award shall be specified in the grant, but in no event shall the exercise price be less than the closing price of the common stock of the Corporation on the date the Stock Option Award is authorized as reported in the New York Stock Exchange-Composite Transactions. If the Participant to whom an Incentive Stock Option is granted owns, at the time of the grant, more than ten percent (10%) of the combined voting power of the Corporation or a parent or subsidiary of the Corporation, the option price of each share of stock subject to such grant shall be not less than one hundred ten percent (110%) of the closing price described in the preceding sentence.

    5.3 Term and Exercisability. A Stock Option Award by its terms also shall be of no more than 10 years' duration, except that an Incentive Stock Option granted to a Participant who, at the time of the grant, owns stock representing more than ten percent (10%) of the combined voting power of the

Corporation or a parent or subsidiary of the Corporation shall by its terms be of no more than five (5) years' duration. Except as otherwise provided herein, a Stock Option Award by its terms shall be exercisable only after such period of time as the Committee shall determine and specify in the grant, but in no event less than one year following the date of grant of such Award (subject to acceleration of vesting as provided herein or in the Award agreement).

    5.4 Termination of Employment or Engagement. In the event that an Employee Participant shall cease to be employed by the Corporation, its subsidiaries or affiliates, the vesting of such Participant's Stock Option Awards shall immediately and automatically terminate on the Termination Date and if the cessation of employment is:

        (1) due to any reason other than retirement, Disability, death or termination of employment by the Corporation without cause, such optionee's Stock Option Awards shall expire on the Termination Date;

        (2) due to retirement, Disability or termination of employment by the Corporation without cause, such optionee's Stock Option Awards exercisable on the Termination Date shall remain exercisable for three years after the Termination Date;

        (3) due to death while employed by the Corporation, its subsidiaries or affiliates, or during the three year period following termination of employment due to retirement, Disability, or termination of employment by the Corporation without cause, the optionee's Stock Option Awards exercisable at the time of death shall remain exercisable for one year after the date of the optionee's death;

provided, however, that notwithstanding anything hereinabove to the contrary:
(i) if any Stock Option Award would otherwise expire by expiration of its term on an earlier date than described above, such Stock Option Award shall remain exercisable only until the earlier expiration date; (ii) in the event of termination of employment within two years of a Change in Control of the Corporation, all unvested portions of the Participant's Stock Option Awards shall vest on the Termination Date and the Stock Option Awards shall remain exercisable for three years from the Termination Date; (iii) the vesting schedule and termination provisions of Stock Option Awards to non-Employee Participants shall be governed by the Award agreement applicable to such Stock Option Awards; (iv) the Committee shall retain the right to permit acceleration of vesting in the event of termination of employment for any reason specified in
(1), (2) or (3) above; and (v) with respect to Incentive Stock Options, the tax treatment available pursuant to Section 422 of the Code upon exercise will not be available in the event of an exercise more than three months following the date of retirement or termination of employment by the Corporation without cause or more than 12 months following termination due to Disability.

    5.5 Exercise. A Stock Option Award may be exercised with respect to part or all of the shares subject to such option by giving written notice to the Corporation of the exercise of the option. The option price for the shares for which a Stock Option Award is exercised shall be paid on or within ten business days after the date of exercise in cash, in whole shares of common stock of the Corporation owned by the Participant prior to exercising the option, or in a combination of cash and such shares of common stock. The value of any share of common stock delivered in payment of the option price shall be its Market Price on the date the Stock Option Award is exercised.

    5.6 Other Restrictions. The aggregate fair market value of all shares of stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant in any one calendar year, under this Plan or any other stock option plan maintained by the Corporation (or by any subsidiary or parent of the Corporation), shall not exceed $100,000. The fair market value of such shares of stock shall be the exercise price specified in the grant, which shall in no event be less than the closing price of the common stock of the Corporation as reported in the New York Stock Exchange - Composite Transactions on the date the related Incentive Stock Option is granted (or on the next preceding day such common stock was traded on a stock exchange included in the New York Stock Exchange -- Composite Transactions if it was not traded on any such exchange on the date the related Incentive Stock Option is granted).

    SECTION 6:  STOCK APPRECIATION RIGHTS.

    6.1 The Committee may, in its discretion, grant stock appreciation rights to Participants who have received a Stock Option Award. The stock appreciation rights may relate to such number of shares, not exceeding the number of shares that the Participant may acquire upon exercise of a related Stock Option Award, as the Committee determines in its discretion. Upon exercise of a Stock Option Award by a Participant, the stock appreciation rights relating to the shares covered by such exercise shall terminate. Upon termination or expiration of a Stock Option Award, any unexercised stock appreciation rights related to that option shall also terminate. Upon exercise of stock appreciation rights, such rights and the related option to the extent of an equal number of shares shall terminate, and, solely for purposes of computing the number of shares of stock (including Restricted Stock, if any) optioned or granted under this Plan, shall be counted against the maximum number of shares of stock authorized under
Section 4.2 of this Plan.

    6.2 The Committee at its discretion may revoke at any time any unexercised stock appreciation rights granted to a Participant under this Plan, without compensation of such Participant. Revocation of a Participant's stock appreciation rights under this Section 6.2 shall not affect any related Stock Option Awards granted to the Participant under this Plan.

    6.3 Upon a Participant's exercise of some or all of the Participant's stock appreciation rights, the Participant shall receive an amount equal to the value of the Stock Appreciation for the number of rights exercised, payable in cash, common stock, Restricted Stock, or a combination thereof, at the discretion of the Committee.

    6.4 The Committee shall have the discretion either to determine the form in which payment of a stock appreciation right will be made, or to consent to or disapprove the election of the Participant to receive cash in full or partial settlement of the right. Such consent or disapproval may be given at any time before or after the election to which it relates. Notwithstanding the foregoing provision, if a Participant exercises a stock appreciation right during the 60-day period commencing on the date of a Change in Control of the Corporation (as determined by the Committee), the form of payment of such stock appreciation right shall be cash, provided that such stock appreciation right was granted at least six months prior to the date of exercise, and shall be common stock if such stock appreciation right was granted six months or less prior to the date of exercise.

    6.5 Settlement for exercised stock appreciation rights may be deferred by the Committee in its discretion to such date and under such terms and conditions as the Committee may determine.

    6.6 A stock appreciation right is only exercisable and transferable during the period when the Stock Option Award to which it is related is also exercisable and transferable, respectively. If the Participant is a person subject to Section 16 of the Exchange Act, the election to exercise the stock appreciation right may not be exercised within six months after the grant of the option, unless otherwise permitted by law.

    SECTION 7:  GRANTS OF RESTRICTED STOCK.

    7.1 The Committee may grant, either alone or in addition to other Awards granted under the Plan, shares of Restricted Stock to such Participants as the Committee, or the Chief Executive Officer of the Corporation, if the Committee in its discretion delegates the right to allocate Awards pursuant to Section 3, authorizes and under such terms as the Committee establishes. The Committee, in its discretion, may also make a cash payment to a Participant granted shares of Restricted Stock under the Plan to allow such Participant to satisfy tax obligations arising out of receipt of Restricted Stock.

    7.2 Restricted Stock may not be sold or transferred by the Participant until any restrictions that have been established by the Committee have lapsed.

    7.3 The Participant shall have, with respect to Restricted Stock, all of the rights of a stockholder of the Corporation, including the right to vote the shares and the right to receive any dividends, unless the Committee shall otherwise determine.

    7.4 Upon a Participant's termination of employment during the period any restrictions are in effect, all Restricted Stock shall be forfeited to the Corporation without compensation to the Participant unless the Committee decides that it is in the best interest of the Corporation to permit individual exceptions.

    SECTION 8:  GENERAL PROVISIONS.

    8.1 Nothing contained herein shall require the Corporation to segregate any monies from its general funds, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant for any year.

    8.2 Participation in this Plan shall not affect the Corporation's right to discharge a Participant.

    SECTION 9:  AMENDMENT, SUSPENSION, OR TERMINATION.

    The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would (i) change the employees eligible to be Participants, or (ii) change the maximum number of shares of stock that may be optioned or granted under this Plan to any Participant or change the formula used to calculate such maximum without approval by the holders of a majority of all outstanding shares entitled to vote on the subject at a meeting of stockholders of the Corporation.

    SECTION 10:  NON-TRANSFERABILITY OF AWARDS.

    No Award under the Plan, and no interest therein, shall be transferable by the Participant other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder, and, during the Participant's lifetime, will be exercisable only by the Participant, his or her guardian or legal representative.

    Notwithstanding the foregoing, any assignment or transfer of any Awards without the written consent of the Corporation shall be null and void.

    SECTION 11:  EFFECTIVE DATE AND DURATION OF THE PLAN.

    This Plan shall be effective following approval by the stockholders of the Corporation. No Award shall be granted under this Plan subsequent to December 31, 1999.

                                DETACH HERE

P R O X Y

                                MIKASA, INC.

           20633 SOUTH FORDYCE AVENUE, LONG BEACH, CALIFORNIA 90810

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Raymond B. Dingman and Joseph S. Muto, or either of them, with unlimited power of substitution, as Proxies to represent the undersigned at the Annual Meeting of Stockholders of MIKASA, INC., to be held on Wednesday, May 28, 1997, at the Hyatt Regency Long Beach, 200 South Pine Avenue, Long Beach, California 90802, at 2:00 p.m., or any adjournment or adjournments thereof, and to vote, as directed on the reverse side, all shares of Common Stock, which the undersigned would be entitled to vote if then personally present.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEE DIRECTORS LISTED, FOR PROPOSALS 2 AND 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                             SEE REVERSE SIDE

                                    DETACH HERE

/X/ Please mark votes as in this example.

 1. ELECTION OF DIRECTORS
    Nominees: Alfred J. Blake, Robert H. Hotz and Joseph S. Muto.

/ / FOR all nominees listed above (except as marked to the contrary below)

/ / WITHHOLD AUTHORITY to vote for all nominees listed above

    -----------------------------------------------
    (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided above.)

                                                          FOR  AGAINST  ABSTAIN

 2. Approval of amendment to Long-Term Incentive           / /   / /      / /
    Plan.

 3. Ratification of appointment of Coopers & Lybrand LLP   / /   / /      / /
    as independent accountants for the 1997 fiscal year.

 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

    MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     /  /

    MARK HERE IF YOU PLAN TO ATTEND THE MEETING       /  /

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE POSTPAID ENVELOPE PROVIDED.

NOTE: Please sign exactly as your name appears at the left. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.

                                 Signature:__________________________________

                                 Date _______________________________________

                                 Signature:__________________________________

                                 Date _______________________________________